EXHIBIT 10.29
EXECUTION COPY

INVESTMENT NUMBER 24052
GUARANTEE AGREEMENT
between
CHINDEX INTERNATIONAL, INC.
and
INTERNATIONAL FINANCE CORPORATION
Dated October 11, 2005

GUARANTEE AGREEMENT
This AGREEMENT is made on October 11, 2005,
Between
(1)	CHINDEX INTERNATIONAL, INC. (“the Guarantor”), a NASDAQ listed company incorporated in Delaware with its registered address at Chindex International, Inc. c/o National Registered Agent, 160 Greentree Drive, Suite 101, Dover, DE 11904; and

(2)	INTERNATIONAL FINANCE CORPORATION (“IFC”), an international organization established by Articles of Agreement among its member countries, including the PRC, with its legal office at 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America.
Whereas:
     (A) By a loan agreement (the “IFC Loan Agreement”) dated on or around the date of this Agreement between Beijing United Family Health Center, Shanghai United Family Hospital, Inc. (collectively, the “Borrowers”) and IFC, IFC has agreed to extend to the Borrowers a loan in the principal amount of sixty-four million eight hundred and eighty thousand Renminbi (RMB64,880,000) (the “Loan”) on the terms and subject to the conditions set forth in the IFC Loan Agreement.
     (B) The Guarantor has been provided with, and hereby acknowledges receipt of, a copy of the IFC Loan Agreement.
     (C) It is a condition of the Disbursement under the IFC Loan Agreement that the Guarantor has guaranteed the obligations of the Borrowers in respect of the Loan on terms and conditions satisfactory to IFC.
     (D) The Guarantor will obtain benefits as a result of the Loan made to the Borrowers under the IFC Loan Agreement and, accordingly, desires to execute and deliver this Guarantee Agreement in order to satisfy the condition described in the preceding paragraph.
     (E) The Guarantor, to induce IFC to make the Loan and, in particular, the first disbursement of the Loan, has agreed to guarantee such obligations of the Borrowers.
     NOW, THEREFORE, the Guarantor and IFC agree as follows:

ARTICLE I
Definitions and Interpretation
     Section 1.01. Defined Terms. Unless the context otherwise requires, terms defined in the IFC Loan Agreement have the same meanings when used in this Agreement and the following term has the meaning opposite it:

“Auditors”	BDO Seidman, LLP or such other internationally reputable accounting firm that the Guarantor appoints from time to time as its auditors;

“Balance Sheet Liabilities”	Liabilities reflected in the balance sheet of the Guarantor;

“Balance Sheet Liabilities to Tangible Net Worth Ratio”
the result obtained by dividing Balance Sheet Liabilities by Tangible Net Worth. For the purpose of this calculation, (i) any bid bonds and/or performance bonds related to fulfilling the requirements of tenders submitted for supply of equipment by the Guarantor will be deducted from the Balance Sheet Liabilities; and (ii) for any transaction whose accounting is treated under EITF 00-27 (Application of Issue #98-5 to Certain Convertible Instruments), requiring a charge to debt and a reduction in equity accounts due to beneficial conversion provisions, any deduction to equity will be added back to Tangible Net Worth;

“Financial Year”	the accounting year of the Guarantor commencing each year on April 1 and ending on the following March 31, or such other period as the Guarantor, with IFC’s consent, from time to time designates as its accounting year.

“Financial Debt”	any indebtedness of the Guarantor for or in respect of:
(i)	borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Guarantor;

(iii)	the deferred purchase price of assets or services (except trade accounts that are payable in the ordinary course of business within 90 days of the date they are incurred and which are not overdue);

(iv)	non-contingent obligations of the Guarantor to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Guarantor with respect to trade accounts that are payable in the ordinary course of business within 90 days of the date of determination and which are not overdue);

(v)	the amount of any liability in respect of any Financial Lease;

(vi)	amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles;

(vii)	the amount of the Guarantor’s obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Guarantor after marking the relevant derivative transactions to market);

(viii)	any premium payable on a redemption or replacement of any of the foregoing items; and

(xi)	the amount of any liability in respect of any guarantee or indemnity for any of the foregoing items incurred by any other person.

“Liabilities”	the aggregate of all obligations (actual or contingent) of the Guarantor to pay or repay money, including, without limitation:
(i)	Financial Debt;

(ii)	the amount of all liabilities of the Guarantor (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii)	taxes (included deferred taxes liabilities);

(iv)	trade accounts that are payable in the ordinary course of business (including letters of credit or similar instruments issued for the benefit of the Guarantor in respect of such trade accounts);

(v)	accrued expenses, including wages and other amounts due to employees and other services providers;

(vi)	the amount of all liabilities of the Guarantor howsoever arising to redeem any of its shares; and

to the extent not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent the Guarantor guarantees them or otherwise obligates itself to pay them;

“Tangible Net Worth”	the aggregate of:
(i)	(A)	the amount paid up on the share capital of the Guarantor; and

(B)	the amount standing to the credit of the reserves of the Guarantor (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from that aggregate:

(x) any debit balance on the profit and loss account or impairment of the issued share capital of the Guarantor (except to the extent that deduction with respect to that debit balance or impairment has already been made);
(y)	amounts set aside for dividends or taxation (including deferred taxation); and

(z)	amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and
(ii)	if applicable, that part of the net results of operations and the net assets of any subsidiary of the Guarantor attributable to interests that are not owned, directly or indirectly, by the Guarantor.
     Section 1.02. Guaranteed Obligations. In this Agreement, the term “Guaranteed Obligations” means all debts and monetary liabilities of the Borrowers to IFC under or in relation to the IFC Loan Agreement, and in any capacity irrespective of whether the debts or liabilities:
     (a) are present or future;
     (b) are actual or contingent;
     (c) are at any time ascertained or unascertained;

     (d) are owed or incurred by or on account of the Borrowers alone, or severally or jointly with any other Person;
     (e) are owed or incurred to or for the account of IFC alone, or severally or jointly with any other Person;
     (f) are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or
     (g) comprise any combination of the above.
     Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;
     (c) a reference to a Section, Article, paragraph, party, Annex, Exhibit or Schedule is a reference to that Section, Article or paragraph of, or that party, Annex, Exhibit or Schedule to, this Agreement;
     (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and
     (e) a reference to a party to any document includes that party’s successors and permitted assigns.
ARTICLE II
Guarantee
     Section 2.01. Guarantee. (a) The Guarantor irrevocably, absolutely and unconditionally:

(i)	as principal obligor and not merely as surety, guarantees to IFC the due and punctual payment of the Guaranteed Obligations; and

(ii)	undertakes with IFC that whenever the Borrowers do not pay any amount of the Guaranteed Obligations when due the Guarantor will, upon demand by IFC, pay that amount to IFC, in the currency prescribed in the IFC Loan Agreement, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrowers.
     (b) The Guarantor waives notice of acceptance of this Agreement and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by IFC against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor).
     Section 2.02. Continuing Guarantee. (a) The guarantee contained in this Agreement is a continuing obligation of the Guarantor (and all liabilities to which it applies or may apply under the terms of this Agreement shall be conclusively presumed to have been created in reliance on this Agreement), notwithstanding any settlement of account or the occurrence of any other thing, and shall remain in full force and effect until:
(i)	the Guaranteed Obligations have been fully paid strictly in accordance with the provisions of the IFC Loan Agreement, regardless of any intermediate payment or discharge; and

(ii)	IFC has finally discharged the Guarantor from all of its obligations under this Agreement.
     (b) The guarantee contained in this Agreement shall be an additional, separate and independent obligation of the Guarantor and shall survive the termination of the IFC Loan Agreement.
     (c) The Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance. These obligations are not subject to any prior notice to, demand upon or action against the Borrowers or to any prior notice to the Guarantor with regard to any default by the Borrowers.

     Section 2.03. No Set-off. All payments which the Guarantor is required to make under this Agreement shall be without any set-off, counterclaim or condition.
     Section 2.04. Taxes. (a) The Guarantor shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or in the future levied or imposed by the Government of the PRC or by any Authority or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.
     (b) All payments due under this Agreement shall be made without deduction for or on account of any such taxes, duties, fees or other charges.
     (c) If the Guarantor is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any such taxes, duties, fees or other charges payable on amounts payable by the Guarantor under this subsection) had such payments been made without such deduction.
     (d) If subsection (c) above applies and IFC so requires, the Guarantor shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of payment.
     Section 2.05. Certificate Conclusive. A certificate of IFC stating:
     (a) the amount of the Guaranteed Obligations due and payable; or
     (b) any amount due and payable by the Guarantor under this Agreement; or
     (c) the amount of the Guaranteed Obligations, whether currently due and payable or not, shall be conclusive in the absence of manifest error.
     Section 2.06. Application of Payments. IFC may apply any amounts received by it or recovered under:
     (a) any Security; and

     (b) any other document or agreement which is a security for any of the Guaranteed Obligations and any other moneys, in such manner as it determines in its absolute discretion.
     Section 2.07. Allocation. If the Guarantor at any time pays to IFC an amount less than the full amount then due and payable to IFC under this Agreement, IFC may allocate and apply such payment in any way or manner and for such purpose or purposes as IFC in its sole discretion determines, notwithstanding any instruction that the Guarantor might give to the contrary.
ARTICLE III
Saving Provisions
     Section 3.01. Waiver of Defenses. The Guarantor’s obligations under this Guarantee shall not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor, including (whether or not known to the Guarantor or to IFC):
     (a) any time, waiver, composition, forbearance or concession given to the Borrowers or any other person;
     (b) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrowers or any other person, or in respect of any security for the Loan;
     (c) any amplification, amendment (however fundamental), variation or replacement of the provisions of any Transaction Document or of any other agreement or security between IFC and the Borrowers;
     (d) any failure of the Borrowers or the Guarantor to comply with any requirement of any law, regulation or order;
     (e) the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrowers or the Guarantor;

     (f) any purported or actual assignment of the Loan by IFC to any other party; or
     (g) the IFC Loan Agreement or any other Transaction Document being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect.
     Section 3.02. Immediate Recourse. The Guarantor waives any right it may have of first requiring IFC (or any trustee, agent or other person acting on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Agreement.
     Section 3.03. Non-Competition. (a) If any amounts have become payable or have been paid by the Guarantor under this Agreement, the Guarantor shall not, in respect of such monies, seek to enforce repayment, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrowers, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid (or in respect of any other monies for the time being due to the Guarantor from the Borrowers) if and for so long as any Guaranteed Obligations remain payable.
The Guarantor shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to this Section 3.03.
     (b) Upon the payment and satisfaction in full of all the Guaranteed Obligations and of all sums now or in future becoming due to IFC from the Guarantor pursuant to this Agreement, and provided that IFC is not under any further obligation (actual or contingent) to advance monies to the Borrowers under the IFC Loan Agreement, the Guarantor, if it has made a payment under this Agreement, shall be entitled to exercise its rights of subrogation to its proportion of all relevant rights of IFC against the Borrowers pursuant to the IFC Loan Agreement. IFC shall promptly execute, at the expense of the Guarantor, an assignment and such other documents in such form as the Guarantor may reasonably request to transfer such proportion of such rights of IFC against the Borrowers to the Guarantor as are required for the Guarantor to obtain the full benefit of such subrogation. The Guarantor shall enforce such rights directly against the Borrowers in its own name and not in the name of IFC.
     Section 3.04. Bankruptcy or Liquidation of Borrowers. If the Borrowers is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee,

sequestrator (or other similar official) of the Borrowers, or any substantial part of its property or other assets, is appointed, or the Borrowers makes any arrangement with its creditors, or is liquidated or wound up, the Guarantor shall not claim, rank, prove or vote as a creditor of the Borrowers or its estate in competition with IFC in respect of any amounts owing to the Guarantor by the Borrowers on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.
     Section 3.05. Appropriation of Monies. Until all of the Guaranteed Obligations have been irrevocably paid in full, IFC (or any trustee, agent or other person acting on its behalf) may:
     (a) refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
     (b) hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Guarantor or such other person or persons as it thinks fit or in a suspense account.
     Section 3.06. Reinstatement. (a) Where any discharge (whether in respect of the obligations of the Borrowers, the Guarantor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Agreement shall continue or shall be reinstated (as the case may be) as if such discharge or arrangement had not occurred.
     (b) IFC (or any trustee, agent or other person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
     Section 3.07. Additional Security. This Agreement is in addition to and is not in any way prejudiced by any collateral or other security now or in future held by IFC, nor shall such collateral or other security held by IFC or the liability of any person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV
Representations and Warranties
     Section 4.01. Representations and Warranties. The Guarantor represents and warrants that as of the date of this Agreement:
     (a) it is a company duly organized and validly existing under the laws of its place of establishment, and has the corporate power to enter into and deliver and to perform its obligations under this Agreement;
     (b) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized;
     (c) this Agreement has been duly executed by it and constitutes its valid and legally binding obligations enforceable in accordance with its terms and would be so treated in the courts of its place of incorporation and any other jurisdiction to which the Guarantor has agreed to submit in this Agreement;
     (d) neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or result in any breach of any of the terms, conditions or provisions of, or violate or constitute a default or require any consent under:
(i)	any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets, and will not result in the imposition or creation of any material lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or

(ii)	any of the terms or provisions of its memorandum or articles of association or by-laws; or

(iii)	any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency known to the Guarantor and binding on or applicable to it; and

     (e) all Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder, have been duly obtained or granted and are in full force and effect.
     Section 4.02. IFC Reliance. (a) The Guarantor acknowledges that it makes the representations in Section 4.01 with the intention of inducing IFC to enter into this Agreement and the IFC Loan Agreement and that IFC enters into this Agreement and the IFC Loan Agreement on the basis of, and in full reliance on, each of such representations.
     (b) The Guarantor warrants to IFC that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.
     Section 4.03. Rights and Remedies not Limited. IFC’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Guarantor are not prejudiced:
     (a) by any investigation by or on behalf of IFC into the affairs of the Guarantor;
     (b) by the execution or the performance of this Agreement; or
     (c) by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
ARTICLE V
Covenants
     Section 5.01. Guarantor’s Covenants. The Guarantor shall:
     (a) when reasonably requested by IFC, do or cause to be done such things as necessary to aid the exercise of any power, right or remedy of IFC under this Agreement including, but not limited to, the execution of any document or agreement;

     (b) obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement:
(i)	to enable it to perform its obligations under this Agreement; or

(ii)	for the validity or enforceability of the Agreement;
     (c) comply in all respects with the terms of the Authorizations referred to in paragraph (b) above;
     (d) as soon as available or within sixty (60) days after the end of each quarter of each Financial Year, whichever is later, furnish to IFC two (2) copies of its financial statements for such period prepared on a Consolidated Basis in accordance with the Accounting Principles;
     (e) as soon as available or within one hundred and twenty (120) days after the end of each Financial Year, whichever is later, furnish to IFC two (2) copies of the its financial statements for such Financial Year (which are in agreement with its books of account and prepared on a Consolidated Basis in accordance with the Accounting Principles, together with an audit report on them, all in form satisfactory to IFC;
     (f) provide IFC a copy of all filings that have been made by the Guarantor with the U.S. Securities and Exchange Commission within one Business Day after relevant filling is made;
     (g) if at any time the Borrowers fail to deposit funds in the Sinking Fund Account as required in Section 6.01(d) of the Loan Agreement, the Guarantor shall deposit such amounts as necessary to maintain the minimum balance in the Sinking Fund Account as specified in Section 6.01(d) of the Loan Agreement;
     (h) ensure that: (i) all dividends and distributable profits of the Clinics are, to the extent not payable to relevant domestic joint venture partners or domestic co-investors, distributed directly or indirectly through an Affiliate to the relevant Borrower and not other Person; and (ii) all income from any clinic management contracts with the Guarantor or any other company affiliated with the Guarantor are paid directly or indirectly to the relevant Borrower and not any other Person or entity within the Group; and

     (i) not incur any additional debt should the Balance Sheet Liabilities to Tangible Net Worth Ratio be greater than 2.5 after giving effect of such debt transaction.
ARTICLE VI
Miscellaneous
          Section 6.01. Notices. Any notice, request or other communication to be given or made under this Agreement to IFC or to the Guarantor shall be in writing and shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has designated by notice to the other party hereto.
     For the Guarantor:
Chindex International, Inc.
7201 Wisconsin Avenue
Bethesda, MD20814
Attention: Chief Financial Officer
Alternative address for communications by facsimile:
(301) 215-7719

For IFC:

International Finance Corporation
2121 Pennsylvania Ave., N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Global Manufacturing and Services Department

Alternative address for communications by facsimile:

(202)974-4792

With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

Facsimile: (202) 974-4371
     Section 6.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Guarantor, which translation shall be the governing version between the Guarantor and IFC.
     Section 6.03. Expenses. The Guarantor shall pay to IFC or as IFC may direct:
     (a) the fees and expenses of IFC’s counsel in the PRC, Delaware and New York incurred in connection with:
(i)	the preparation and/or review, execution and, where appropriate, stamping or registration of this Agreement;

(ii)	the giving of any legal opinions required by IFC under this Agreement; and

(iii)	any amendment, supplement or modification to, or waiver under, this Agreement; and

     (b) the costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including legal and other professional consultants’ fees.
     Section 6.04. Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.
     Section 6.05. Jurisdiction and Enforcement. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.
     (b) For the exclusive benefit of IFC, the Guarantor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to any this Agreement may be brought by IFC in the courts of the State of New York or of the United States of America located in the Southern District of New York. Final judgment against the Guarantor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the PRC, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.
     (c) By the execution of this Agreement, the Guarantor irrevocably submits to the non-exclusive jurisdiction of such Court in any such action, suit or proceeding and designates, appoints and empowers Gary Simon, Esq., Hughes, Hubbard & Reed, LLP, 1 Batlery Park Plaza, New York, NY 10004-1418 as its authorized agent to receive for and on its behalf service of the writ of summons or other legal process in any such action, suit or proceeding in the State of New York.
     (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Guarantor in the PRC or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Guarantor in any manner authorized by the laws of any such jurisdiction.
     (e) As long as this Agreement remains in force, the Guarantor shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding brought by IFC in respect of this Agreement. The Guarantor shall keep IFC advised of the identity and location of such agent.
     (f) The Guarantor also irrevocably consents, if for any reason the Guarantor’s authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Guarantor at its address specified in Section 7.01. In such a case, IFC shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Borrowers.
     (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the Guarantor as such and will be valid and binding upon the Guarantor for all purposes of any such action, suit or proceeding.
     (h) The Guarantor irrevocably waives to the fullest extent permitted by applicable law:
(i)	any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Guarantor by IFC.
     (i) To the extent that the Guarantor may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Guarantee from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed), may be attributed to it or its assets, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.
     (j) The Guarantor hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought against IFC in any court of the United States of America. The Guarantor hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
     (k) To the extent that the Guarantor may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or a court of the PRC or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Guarantor (cautio judicatum solvi), or to post a bond or to take similar action, the Guarantor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the PRC or, as the case may be, the jurisdiction in which such court is located.
     Section 6.06. Successors and Assigns. This Agreement binds and inures to the benefit of the respective successors and assigns of the parties, except that the Guarantor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of IFC. The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by IFC to any other person, corporate or otherwise.
     Section 6.07. Amendment. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.
     Section 6.08. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
Authorized Representative

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Karin Finkelston
Authorized Representative